Exhibit 1.1

ARTICLES OF INCORPORATION

I. General provisions

1

Company name, registered office, and financial year

(1)	The name of the company is: Mynaric AG

(2)	The Company’s registered office is located in Gilching in the district of Starnberg, Germany.

(3)	The Company’s financial year is the same as the calendar year.

2

Objects of the Company

(1)

The objects of the Company are the development, manufacture, sale, and operation of equipment, software, systems, and solutions for communication networks – particularly in the aerospace sector – and related products, the holding and management of equity investments in companies that operate in this area, and the performance of related services.

(2)

The Company is authorized to carry out all transactions and measures that serve to support the objects of the Company. To this end, the Company may establish, acquire, or dispose of other companies or branch offices in Germany and abroad or enter into company agreements with other companies.

3

Official announcements

The Company’s official announcements are published in the German Federal Gazette.

II. Share capital and shares

4

Share capital

(1)	The share capital of the Company is €5,668,391.00 and is divided into 5,668,391 no-par-value shares.

(2)	The shares are registered shares.

(3)

The Management Board is authorized, subject to the approval of the Supervisory Board, to increase the share capital by up to €2,154,680.00 by issuing up to 2,154,680 new, no-par-value bearer or registered shares (auf den Inhaber oder den Namen lautende Stückaktien) in return for cash and/or non-cash contributions on one or more occasions until and including July 13, 2027 (Authorized Capital 2022/I). Shareholders must be given pre-emption rights in any such issue. The new shares may also be underwritten by a bank specified by the Management Board or a company (financial institution) operating in accordance with section 53 (1) sentence 1 of the German Banking Act (KWG) or section 53b (1) sentence 1 or (7) KWG, or a syndicate of such banks or financial institutions, subject to the obligation that the shares be offered to the Company’s shareholders for subscription. However, the Management Board is authorized, subject to the approval of the Supervisory Board, to disapply the pre-emption rights of existing shareholders on one or more occasions

(i)	if this is necessary in order to exclude any fractional amounts from the pre-emption rights;

(ii)

in the event of a capital increase in return for non-cash contributions, particularly in the context of mergers or the direct or indirect acquisition of companies, operations, parts of companies, equity investments, or other assets or entitlement to acquire assets, including receivables due from the Company or its group companies;

(iii)

if a capital increase in return for cash contributions does not exceed 10 percent of the share capital, either at the time this authorization takes effect or, if this amount is lower, at the time of exercise of this authorization, and the issue price for the new shares is not significantly below the market price (section 186 (3) sentence 4 AktG); in the event that pre-emption rights are disapplied in accordance with section 186 (3) sentence 4 AktG when this authorization is exercised, the disapplication of pre-emption rights as a result of other authorizations in direct or similar application of section 186 (3) sentence 4 AktG must be taken into account; the market price is the price of an American Depositary Share (‘ADS’) listed on the New York Stock Exchange or NASDAQ stock exchange, multiplied by the number of ADSs that represent one share; if the Company’s shares are listed in the Xetra system of the Frankfurt Stock Exchange (or a functionally comparable successor to the Xetra system) and, at the same time, the Company’s ADSs are listed on the New York Stock Exchange or NASDAQ stock exchange, the Company chooses which of these market prices is applicable;

The Management Board is authorized, subject to the approval of the Supervisory Board, to specify the finer details of the capital increase and the conditions governing the share issue; this also includes determination of the dividend rights of the new shares, which, in departure from section 60 (2) AktG, may be stipulated for a financial year that has already ended, if, at the time of issue of the new shares, a resolution by the General Meeting on the appropriation of profits for that financial year has not yet been adopted. The Supervisory Board is authorized to amend article 4 of the articles of incorporation after the share capital has been increased in full or in part in accordance with the specific utilization of the authorized capital and after expiry of the authorization period.

(4)	(currently not filled)

(5)

The Company’s share capital has been increased by conditional capital of up to €270,000.00 through the issue of up to 270,000 new, no-par-value bearer or registered shares (Conditional Capital 2019). The conditional capital increase serves solely to grant pre-emption rights to shares (share options) to members of the Company’s Management Board or Managing Directors of the Company’s affiliated companies and to employees of the Company or of the Company’s affiliated companies, such rights being granted on the basis of the General Meeting authorization dated July 2, 2019. The shares are issued at the issue price specified in the aforementioned authorization. The conditional capital increase is exercised only to the extent that pre-emption rights are exercised and the Company does not grant treasury shares or a cash settlement to settle the pre-emption rights. The new shares carry dividend rights from the start of the financial year for which, on the date of the exercise of the pre-emption rights, the General Meeting has not yet approved a resolution on the appropriation of profit. The Company’s Management Board or, if members of the Company’s Management Board are affected, the Company’s Supervisory Board is authorized to specify the finer details of the conditional capital increase and the procedure for carrying it out. The Supervisory Board is authorized to amend the wording of the articles of incorporation in line with the issue of shares in connection with the exercise of pre-emption rights.

(6)

The Company’s share capital has been increased by conditional capital of up to €34,473.00 through the issue of up to 34,473 new, no-par-value bearer or registered shares (Conditional Capital 2020/I). The conditional capital increase serves solely to grant pre-emption rights to shares (share options) to members of the Company’s Management Board or Managing Directors of the Company’s affiliated companies and to employees of the Company or of the Company’s affiliated companies, such rights being granted on the basis of the General Meeting authorization dated June 12, 2020. The shares are issued at the issue price specified in the aforementioned authorization. The conditional capital increase is exercised only to the extent that pre-emption rights are exercised and the Company does not grant treasury shares or a cash settlement to settle the pre-emption rights.

The new shares carry dividend rights from the start of the financial year for which, on the date of the exercise of the pre-emption rights, the General Meeting has not yet approved a resolution on the appropriation of profit. The Company’s Management Board or, if members of the Company’s Management Board are affected, the Company’s Supervisory Board is authorized to specify the finer details of the conditional capital increase and the procedure for carrying it out. The Supervisory Board is authorized to amend the wording of the articles of incorporation in line with the issue of shares in connection with the exercise of pre-emption rights.

(7)

The Company’s share capital has been increased by conditional capital of up to €1,179,679.00 through the issue of up to 1,179,679 new, no-par-value bearer or registered shares (auf den Inhaber oder den Namen lautende Stückaktien) (Conditional Capital 2020/II). The conditional capital increase is exercised only to the extent that the holders of convertible and/or warrant-linked bonds issued by the Company until June 11, 2025 on the basis of the General Meeting authorization dated June 12, 2020 exercise their conversion right or warrant, or conversion obligations arising from such debt instruments are fulfilled, and provided that other forms of settlement are not used. The new shares carry dividend rights from the beginning of the financial year in which they are issued as a result of the exercise of conversion rights or warrants or the fulfillment of conversion obligations. The Management Board is authorized, subject to the approval of the Supervisory Board, to specify the finer details of the procedure for the conditional capital increase. The Supervisory Board is authorized to amend the wording of the articles of incorporation in line with the specific utilization of the conditional capital.

(8)

The Management Board is authorized, subject to the approval of the Supervisory Board, to increase the Company’s share capital by up to €188,498.00 by issuing up to 188,498 new, no-par-value bearer or registered shares (auf den Inhaber oder den Namen lautende Stückaktien) in return for cash and/or non-cash contributions on one or more occasions until May 13, 2026 (Authorized Capital 2021/II).

Shareholders’ pre-emption rights are disapplied. Authorized Capital 2021/II serves the delivery of shares of the Company for the settlement of Restricted Stock Units (RSUs) under the Company’s Restricted Stock Unit Program (RSUP) to selected employees of the Company and its affiliated companies, as specified in more detail in the RSUP, in return for the entitlement to payment that arose in connection with the RSUs. The issue price of the new shares can be paid in cash and/or non-cash contributions, including but not limited to the contribution of receivables due from the Company under the RSUP. The Management Board is authorized, subject to the approval of the Supervisory Board, to specify the finer details of the capital increase and the procedure for carrying it out; this also includes determination of the dividend rights of the new shares, which, in departure from section 60 (2) AktG, may be stipulated for a financial year that has already ended.

The Management Board is authorized, subject to the approval of the Supervisory Board, to specify the finer details of the capital increase and the conditions governing the share issue. This authorization also encompasses the issue of RSUs. The Supervisory Board is authorized to amend article 4 of the articles of incorporation after the share capital has been increased in full or in part in accordance with the specific utilization of the authorized capital and after expiry of the authorization period.

(9)

The Company’s share capital has been increased by conditional capital of up to €917.501,00 through the issue of up to 917,501 new, no-par-value bearer or registered shares (auf den Inhaber oder den Namen lautende Stückaktien) (Conditional Capital 2022/I). The conditional capital increase serves to grant shares to the holders of convertible bonds or bonds with warrants issued by the Company or by a domestic or foreign company dependent on it or in which it directly or indirectly holds a majority interest by July 13, 2027 (inclusive) on the basis of authorization pursuant to the resolution of the General Meeting of July 14, 2022. It will only be implemented to the extent that the holders of such bonds exercise their conversion or option rights, or conversion obligations under such bonds are fulfilled, and to the extent that no other forms of settlement are used for servicing. The new shares shall participate in the profits of the Company from the beginning of the financial year in which they are issued; instead, they shall participate in the profits of the Company from the beginning of the financial year preceding their issue if, at the time of issue of the new shares, a resolution by the General Meeting on the appropriation of profits for this financial year has not yet been adopted. The Management Board is authorized, subject to the approval of the Supervisory Board, to specify the finer details of the procedure for the conditional capital increase. The Supervisory Board is authorized to amend the wording of the articles of incorporation in line with the specific utilization of the conditional capital.

(10)

The Company’s share capital has been increased by conditional capital of up to €103,321.00 through the issue of up to 103,321 new, no-par-value bearer or registered shares (Conditional Capital 2021/II). The conditional capital increase serves solely to grant pre-emption rights to shares (share options) to members of the Company’s Management Board, such rights being granted on the basis of the General Meeting authorization dated May 14, 2021. The shares are issued at the issue price specified in the aforementioned authorization. The conditional capital increase is exercised only to the extent that pre-emption rights are exercised and the Company does not grant treasury shares or a cash settlement to settle the pre-emption rights. The new shares carry dividend rights from the start of the financial year for which, on the date of the exercise of the pre-emption rights, the General Meeting has not yet approved a resolution on the appropriation of profit. The Company’s Supervisory Board is authorized to specify the finer details of the conditional capital increase and the procedure for carrying it out. The Supervisory Board is also authorized to amend the wording of the articles of incorporation in line with the issue of shares in connection with the exercise of pre-emption rights.

(11)

The share capital of the Company is conditionally increased by up to EUR 115,000.00 by issuing up to 115,000 new no-par value bearer or registered shares (auf den Inhaber oder den Namen lautende Stückaktien) (Conditional Capital 2022/II). The conditional capital increase serves exclusively to grant subscription rights to shares (stock options) to members of the Executive Board of the Company granted on the basis of the authorization of the General Meeting on July 14, 2022. The shares will be issued at the issue price specified in the authorization. The conditional capital increase will only be implemented to the extent that subscription rights are exercised and the Company does not grant treasury shares or a cash settlement to fulfill the subscription rights. The new shares shall carry dividend rights from the beginning of the fiscal year for which, at the time the subscription right is exercised, no resolution has yet been passed by the General Meeting on the appropriation of profits. The Supervisory Board of the Company is authorized to determine the further details of the conditional capital increase and its implementation. The Supervisory Board is also authorized to amend the wording of the Articles of Association in line with the issue of subscription shares.

(12)

The Executive Board is authorized, with the approval of the Supervisory Board, to increase the share capital of the Company in the period up to and including July 13, 2027 by up to EUR 262,147.00 on one or more occasions by issuing up to 262,147 new no-par value registered or bearer shares (auf den Inhaber oder den Namen lautende Stückaktien) against cash and/or non-cash contributions (Authorized Capital 2022/II).

Shareholders’ subscription rights are excluded. Authorized Capital 2022/II serves to deliver shares of the Company to service restricted stock units (RSUs) granted under the Company’s Restricted Stock Unit Program (RSUP) to selected employees of the Company and its affiliated companies in accordance with the more detailed provisions of the RSUP against contribution of the respective payment entitlements arising under the Restricted Stock Units (RSUs). The issue price of the new shares may be paid in cash and/or in kind, in particular also by contributing claims against the Company under the RSUP. The Executive Board is authorized, with the approval of the Supervisory Board, to determine the further details of the capital increase and its implementation; this also includes the determination of the dividend entitlement of the new shares, which, in derogation of Section 60 (2) of the German Stock Corporation Act (AktG), may also be determined for a fiscal year which has already expired if, at the time of the issue of the new shares, a resolution by the General Meeting on the appropriation of profits for this fiscal year has not yet been adopted. The Executive Board is authorized, with the approval of the Supervisory Board, to determine the further details of the capital increase and the conditions of the share issue. This authorization also already covers the issue of RSUs. The Supervisory Board is authorized to amend § 4 of the Articles of Association after full or partial implementation of the capital stock increase in accordance with the respective utilization of the authorized capital and after expiry of the authorization period.

Shares

(1)	The form and content of the share certificates, and of dividend and renewal coupons, are specified by the Management Board, subject to the approval of the Supervisory Board.

(2)

Shareholders’ entitlement to individual share certificates is excluded, unless individual share certificates are necessary according to the rules applicable on a stock exchange to which the shares have been admitted. Global certificates can be issued.

6

Other securities

The form and content of the certificates for convertible bonds, debt instruments, warrant-linked bonds, and warrants issued by the Company, and the corresponding interest coupons, depositary receipts, and renewal coupons are specified by the Management Board, subject to the approval of the Supervisory Board. Entitlement to individual certificates is excluded.

III. Management Board

7

Composition, rules of procedure, and adoption of resolutions

(1)

The Management Board comprises one or more persons. The Management Board may consist of just one person, even if the Company’s share capital exceeds €3,000,000. Deputy members of the Management Board may be appointed.

(2)

The Supervisory Board appoints the Management Board members and decides on the number of members in accordance with paragraph 1. The Supervisory Board may appoint a Chief Executive Officer and a deputy Chief Executive Officer.

(3)

Resolutions of the Management Board are adopted by simple majority of the votes of the Management Board members participating in the adoption of a resolution. In the event of a tied vote, the Chief Executive Officer has the casting vote.

Management and representation of the Company

(1)

The Management Board members must run the Company’s business in accordance with the law, the articles of incorporation, the rules of procedure for the Management Board, the schedule of responsibilities, and their individual service contracts.

(2)

If only one member has been appointed, this person represents the Company alone. If more than one Management Board has been appointed, the Company is represented by either two Management Board members together or by one Management Board member in conjunction with one person with commercial power of attorney (Prokurist).

(3)

The Supervisory Board may stipulate different representation rules, including, but not limited to, authorizing Management Board members to represent the Company alone. Furthermore, the Supervisory Board can determine generally or on a case-by-case basis that individual or all Management Board members be authorized to represent the Company in legal transactions while acting as a representative of a third party; section 112 AktG still applies.

(4)	The Supervisory Board must stipulate by means of a resolution or in the rules of procedure for the Management Board that certain types of transaction require the Supervisory Board’s approval.

IV. Supervisory Board

9

Composition and term of office

(1)	The Supervisory Board comprises five members.

(2)

Unless a shorter period is specified by the General Meeting at the time of election, the members of the Supervisory Board shall be elected for the period of up to the end of the General Meeting in which their actions are formally approved for the fourth financial year after the start of their term of office, not including the financial year in which the term of office begins.Members of the Supervisory Board can be re-elected.

(3)

Substitute members for one or more particular Supervisory Board members may be elected at the same time as the ordinary Supervisory Board members. They become Supervisory Board members in the sequence determined in the election if the Supervisory Board members for whom they were elected as substitute members leave the Supervisory Board before the end of their term of office. In the event that a substitute member takes the place of the departing member and, at a subsequent General Meeting after the substitution, an election is held to replace the departing member, the substitute member’s term of office expires at the end of this General Meeting, otherwise at the end of the remaining term of office of the departing member.

(4)

If a Supervisory Board member is elected in place of a departing member, his or her term of office continues for the remaining term of office of the departing member, unless a different period is specified by the General Meeting at the time of election, which period may not, however, exceed the maximum period permitted under subsection 2 sentence 1.

(5)

Every Supervisory Board member may resign from office by giving three months’ notice. Resignation must take the form of a written declaration to the Management Board, and the chairperson of the Supervisory Board must also be notified. This does not affect the right to resign for good cause.

Chairperson and deputy chairperson

(1)

The Supervisory Board elects from its number a chairperson and one or more deputies at the first meeting after it has been elected. They are each elected for the duration of the term of office for which they have been elected to the Supervisory Board or for a shorter period defined by the Supervisory Board. Where there is more than one deputy, the sequence specified by the voting applies.

(2)

If the chairperson or one of his or her deputies leaves before his or her term of office has expired, the Supervisory Board must hold an election for a successor for the remaining term of office of the departing member without undue delay.

11

Supervisory Board meetings

(1)

The meetings of the Supervisory Board are convened in writing by the chairperson of the Supervisory Board with 14 days’ notice. The day on which the invitation is sent and the day of the meeting are not included in the calculation of the notice period. In urgent cases, the chairperson can shorten the notice period appropriately and convene meetings orally, by telephone, or in writing using electronic media (e.g. email).

(2)

The invitation must include details of the agenda. If proper notice of the agenda is not provided, voting in respect of the agenda may only take place if no objection is raised by any Supervisory Board member.

12

Supervisory Board resolutions

(1)

Resolutions of the Supervisory Board are usually adopted in meetings. By order of the chairperson of the Supervisory Board, resolutions may be adopted outside of meetings by means of voting conducted in writing, by telex, by telephone, or using electronic media unless a member objects to this procedure by an appropriate deadline specified by the chairperson. The chairperson produces a written record of such resolutions without undue delay and forwards it to all members. Where votes are held outside of meetings, the provisions below apply with the necessary modifications.

(2)	A member is deemed to have participated in the adoption of a resolution even if that member abstained from voting.

(3)

The Supervisory Board adopts its resolutions by a simple majority of the votes cast, unless the law stipulates otherwise. An abstention is not deemed to be a cast vote. A relative majority applies in elections. In the event of a tied vote, the chairperson of the Supervisory Board has the casting vote; this also applies to elections.

(4)	The chairperson of the Supervisory Board is authorized to issue declarations of intent in the name of the Supervisory Board that are necessary for the implementation of Supervisory Board resolutions.

(5)

Minutes must be taken of the discussions and resolutions of the Supervisory Board; the minutes must be signed by the meeting chairperson or, in the case of voting outside of meetings, by the person who chaired the voting.

Rules of procedure

The Supervisory Board establishes its own rules of procedure within the framework of the law and the articles of incorporation.

14

Remuneration

(1)	The remuneration of the members of the Supervisory Board is approved by the General Meeting.

(2)	The Supervisory Board members are also reimbursed for all out-of-pocket expenses and for any VAT payable on their remuneration or out-of-pocket expenses.

(3)	The Company pays the costs of directors’ and officers’ insurance for the Supervisory Board members.

15

Amendments to the articles of incorporation

The Supervisory Board is authorized to decide on amendments to the articles of incorporation that relate purely to the wording.

V. General Meeting

16

Venue, notice, and participation

(1)	The General Meeting is held at the registered office of the Company, at the premises of a German stock exchange, or in a German city with more than 500,000 residents.

(2)	The General Meeting is convened by the Management Board or, in cases prescribed by law, by the Supervisory Board.

(3)

Only those shareholders who are entered in the Company’s share register on the day of the General Meeting and who have registered in good time prior to the General Meeting are entitled to attend the General Meeting and exercise their voting rights.

(4)	(currently not filled)

(5)

The registration form must be received by the Company at the address shown in the notice of the meeting no later than the sixth day before the General Meeting; the statutory provisions govern the calculation of the registration period. The Management Board is entitled to specify a shorter registration period (measured in days) in the notice of the General Meeting; in this case, the shorter registration period stipulated by the Management Board applies to the receipt of the registration form. This does not affect any further shortening of the registration period on the basis of statutory provisions.

(6)	The announcement giving notice of the General Meeting can include further details about registration.

(7)

Shareholders can appoint authorized representatives to represent them at the General Meeting and exercise their voting rights. The appointment of an authorized representative, and the cancellation and proof of such an appointment, must be in text form (as defined in section 126b BGB). The notice of the General Meeting can specify simplified processes for appointing an authorized representative, and for cancelling and providing proof of such an appointment; to the extent permitted by law, it can also specify details about appointing and cancelling an authorized representative, including the manner in which proof of such an appointment can be sent to the Company. The proxies appointed by the Company can also be appointed as authorized representatives by fax or using electronic media if this is indicated by the Management Board in the announcement giving notice of the General Meeting. Section 135 AktG still applies.

Chairing the General Meeting

(1)

The General Meeting is chaired by the chairman of the Supervisory Board or another person designated by the Supervisory Board. It cannot be chaired by a Management Board member or the certifying notary.

(2)

The chairperson chairs the discussions and determines the sequence in which the agenda is dealt with, the form and sequence of the votes, and the sequence of contributions to the debate. The chairperson can set an appropriate limit on the time allotted to shareholders for speaking and asking questions and can specify further details in this regard. In particular, he or she is entitled, at the beginning of the General Meeting or while it is in progress, to set an appropriate time limit for the entire General Meeting, for the individual agenda items, or for individual speakers.

(3)	The meeting chairperson is authorized to permit the video and audio broadcasting of all or parts of the General Meeting in a manner that he or she has determined.

18

Adoption of resolutions

Unless otherwise stipulated by law or the articles of incorporation, the General Meeting adopts its resolutions with a simple majority of the votes cast or, where a majority of capital is required, by simple majority of the share capital represented in the voting. An abstention is not deemed to be a cast vote.

VI. Single-entity financial statements

19

Single-entity financial statements

(1)

The Management Board must prepare the single-entity financial statements, the management report if required by law, the consolidated financial statements if required, and the group management report if required by law for the preceding financial year and present them to the Supervisory Board by the statutory deadlines. At the same time, the Management Board must present to the Supervisory Board the proposal for the appropriation of profit that it wishes to submit to the General Meeting. The Supervisory Board must review the single-entity financial statements, the management report if applicable, the proposal for the appropriation of profit, the consolidated financial statements, and the group management report if applicable. If the Supervisory Board approves the single-entity financial statements, they are deemed adopted, unless the Management Board or Supervisory Board resolves to have the General Meeting adopt the single-entity financial statements. The Supervisory Board must resolve on the approval of the consolidated financial statements.

(2)	The Management Board must convene the General Meeting without undue delay once it has received the Supervisory Board’s report on the outcome of its review.

Appropriation of profit

(1)

The statutory provisions apply with respect to the appropriation of profit. In a resolution concerning a capital increase, the distribution of profit for new shares may be determined in departure from section 60 (2) sentence 3 AktG.

(2)	The General Meeting may decide on a non-cash distribution in place of or in addition to a cash distribution.

VII. Concluding provisions

21

Formation expenses

The court costs and notary costs, including publication costs and other costs for legal and tax advice that are incurred in connection with setting up the Company are borne by the Company up to a total sum of €2,500.00.

22

Miscellaneous

The law applies where the articles of incorporation do not contain relevant provisions. Should individual provisions of this document be or become ineffective, this should not affect the rest of the content. The shareholders are obliged to replace any ineffective provision with an effective provision that corresponds as closely as possible to the intended commercial purpose. The same applies to omissions.